Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Universal Security Instruments, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered	Proposed maximum offering price per share	Maximum aggregate offering price	Fee rate	Amount of registration fee
Equity	Common Stock, $0.01 par value	457(f)(2)	100,000,000 shares (1)	N/A	$88,822.50 (2)	$92.70 per $1,000,000	$8.24
Total Offering Amounts					$88,822.50		$8.24
Total Fee Offsets							$0.00
Net Fee Due							$8.24

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that becomes issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act based upon an amount equal to one-third of the par value of the Infinite Reality, Inc. securities to be exchanged in the merger as of immediately prior to the merger. Infinite Reality is a private company, no market exists for its securities and Infinite Reality has an accumulated capital deficit.